Exhibit 99.1

Crossroads Capital Announces Engagement of Setter Capital

LINCOLN, Neb., Aug. 25, 2016 /PRNewswire/ -- Crossroads Capital, Inc. (Nasdaq: XRDC) (the "Company") has announced the engagement of Setter Capital, a Toronto-based secondary market advisory firm, to assist the Company in identifying prospective buyers for the Company's portfolio investments.

The Company's Board of Directors (the "Board") recently resolved to monetize the Company's portfolio holdings at the earliest practicable date in connection with the Company's investment objective to preserve capital and maximize stockholder value by pursuing the sale of the Company's portfolio investments, limiting expenses and deploying surplus cash as appropriate.

There is no assurance that any sales will occur as a result of this engagement nor can the Company estimate the expected proceeds from the sale of its investments and it is possible that the proceeds received in a secondary market sale of its investments may be less than the proceeds an investor might receive from pursuing a strategy of holding such investments through any potential initial public offering or other liquidity event.

About Crossroads Capital, Inc.
Crossroads Capital, Inc. (www.xroadscap.com) is a closed-end fund regulated as a business development company under the Investment Company Act of 1940.

About Setter Capital, Inc.
Setter Capital is a leading private equity secondary market advisory firm. Its clientele includes some of the world's largest and most sophisticated private equity investors and fund managers. Since its inception in 2006, the firm has completed over $20 billion in transactions.

Interested buyers should contact Sim Desai, SVP Direct Secondaries, regarding this sales process. Sim can be reached at 416-964-9975 or sim@settercap.com.

Investor Relations Contact:	Ben H. Harris Chief Executive Officer and President
(402) 261-5345
ben@xroadscap.com

Forward-Looking Statements
This press release may contain statements of a forward-looking nature relating to future events. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. These statements reflect Crossroads Capital's current beliefs, and a number of important factors could cause actual results to differ materially from those expressed in this press release, including the factors set forth in "Risk Factors" set forth in Crossroads Capital's Form 10-K and Form 10-Q filed with the Securities and Exchange Commission ("SEC"), and subsequent filings with the SEC. Please refer to Crossroads Capital's SEC filings for a more detailed discussion of the risks and uncertainties associated with its business, including but not limited to the risks and uncertainties associated with investing in micro- and small-cap companies. Except as required by the federal securities laws, Crossroads Capital undertakes no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise. The reference to Crossroads Capital's website has been provided as a convenience, and the information contained on such website is not incorporated by reference into this press release.